Exhibit 99.1

April 3, 2024

Tofutti Press Release

Company Contact:	Steve Kass
Chief Executive/Financial Officer
(908) 272-2400
(908) 272-9492 (Fax)

TOFUTTI ANNOUNCES RESULTS FOR THE FISCAL YEAR ENDED DECEMBER 30, 2023

Cranford, New Jersey — April 3, 2024 — TOFUTTI BRANDS INC. (OTCQX Symbol: TOFB) issued its results for the fiscal year ended December 30, 2023 today.

Tofutti Brands reported net sales of $10,068,00, a decrease of $2,759,000 or 22%, from net sales of $12,827,000 for the fiscal year ended December 31, 2022. Sales of plant based cheese products also decreased to $8,564,000 in the fiscal year ended December 30, 2023 from $10,951,000 in the fiscal year ended December 31, 2022. Sales of our frozen dessert product lines decreased to $1,504,000 in the fiscal year ended December 30, 2023 from $1,876,000 in fiscal 2022.Sales of our plant based cheese products were significantly negatively impacted by increased competition with the introduction of new vegan cheese products from a number of other companies.

Our gross profit for the year ended December 30, 2023 increased by $455,000 to $2,797,000 from $2,342,000 for the fiscal year ended December 31, 2022. Our gross profit percentage for the fiscal year ended December 30, 2023 was 28% compared to 18% for the fiscal year ended December 31, 2022.

We incurred a net loss of $366,000, or $0.07 per share (basic and diluted) for the year ended December 30, 2023 compared to a net loss of $525,000, or $0.10 per share (basic and diluted), for the fiscal year ended Decemvber31, 2022.

At December 30, 2023, we had approximately $837,000 in cash, and our working capital was $3,440,000 as compared to $1,072,000 in cash and $3,625,000 in working capital at December 31, 2022.

Mr. Steven Kass, Chief Executive and Financial Officer of the Company stated, “We look forward to improved revenues in 2024 as the price increases we have implemented in 2023 take full effect and expect that our operating costs will remain constant as inflation eases.”

About Tofutti Brands Inc.

Founded in 1981, Tofutti Brands Inc. develops and distributes a complete line of plant-based products. The Company sells more than twenty-five (25) dairy-free foods including cheese products and frozen desserts. Tofutti Brands Inc. is a proven innovator in the food industry and has developed a full line of delicious and healthy dairy-free foods. Available throughout the United States and in more than fifteen (15) countries, Tofutti Brands answers the call of millions of people who are allergic or intolerant to dairy or wish to maintain a kosher or vegan diet. Tofutti’s product line includes plant-based ice cream pints, cones, Tofutti Cutie® sandwiches and novelty

Forward-Looking Statements

Some of the statements in this press release concerning the Company’s future prospects are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Actual results may vary significantly based upon a number of factors including, but not limited to the impact of COVID-19 on the economy and our operations, business conditions both domestic and international, competition, changes in product mix or distribution channels, resource constraints encountered in promoting and developing new products and other risk factors detailed in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K.

TOFUTTI BRANDS INC.

STATEMENTS OF OPERATIONS

(In thousands, except for per share data)

	Fiscal year ended December 30, 2023	Fiscal year ended December 31, 2022

Net sales	$10,068	$12,827
Cost of sales	7,274	10,485
Gross profit	2,797	2,342

Operating expenses:
Selling and warehousing	1,054	1,147
Marketing	424	564
Product development costs	166	143
General and administrative	1,391	1,404
Total operating expenses	3,035	3,258

Income (loss) from operations	(238)	(916)
SBA loan forgiveness	-	165

Income (loss) before interest expense and income taxes	(238)	(751)
Interest expense	2	2
Income (loss) before provision for income taxes	(240)	(753)
Expense (Benefit from) provision for income taxes	126	(228)

Net (loss)	$(366)	$(525)

Weighted average common shares outstanding:
Basic	5,154	5,154
Diluted	5,154	5,154
Net (loss) per common share
Basic	$(0.07)	$(0.10)
Diluted	$(0.07)	$(0.10)

TOFUTTI BRANDS INC.

BALANCE SHEETS

(In thousands, except for share and per share data)

	December 30, 2023	December 31, 2022
Assets
Current assets:
Cash	$837	$1,072
Accounts receivable, net of allowance for doubtful accounts and sales promotions of $525 and $495, respectively	828	1,305
Inventories	2,475	2,463
Prepaid expenses and other current assets	93	80
Total current assets	4,233	4,920

Operating lease right-of-use assets	81	158
Finance lease right-of-use asset	36	53
Deferred tax assets	246	367
Other assets	19	19
Total assets	$4,615	$5,517

Liabilities and Stockholders’ Equity
Current liabilities:
Income taxes payable	-	41
Accounts payable	237	684
Accrued expenses	541	555
Financing lease liability, current portion	15	15
Total current liabilities	793	1,295

Operating lease liabilities, net of current portion	7	85
Finance lease liability, net of current portion	23	39
Total liabilities	823	1,419

Stockholders’ equity:
Preferred stock – par value $.01 per share; authorized 100,000 shares, none issued and outstanding	-	-
Common stock – par value $.01 per share; authorized 15,000,000 shares, 5,153,706 shares issued and outstanding	52	52
Additional paid-in capital	323	263
Retained earnings	3,417	3,783
Total stockholders’ equity	4,742	4,098
Total liabilities and stockholders’ equity	$4,615	$5,517